Peter Messineo Certified Public Accountant 1982 Otter Way Palm Harbor FL 34685 peter@pm-cpa.com T 727.421.6268 F 727.674.0511

August 6, 2012

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quality Wallbeds, Inc.  for the period ended June 30, 2012 and its operations and cash flows for the six-month periods ended June 2012 and 2011, as indicated in our report dated August 6, 2012; because we did not perform an audit, we expressed no opinion on that information.

/s/Peter Messineo, CPA

Peter Messineo, CPA

August 6, 2012